PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-275397

4,340,426 Shares

Common Stock

This prospectus relates to the resale from time to time of up to 4,340,426 shares of Common Stock, par value $0.001 per share (the “Common Stock”), of Adial Pharmaceuticals, Inc. by the selling stockholders identified in this prospectus (the “Selling Stockholders”), including their pledgees, assignees, donees, transferees or their respective successors-in-interest consisting of (i) 1,418,440 shares of Common Stock issuable upon the exercise of outstanding pre-funded warrants (the “Pre-Funded Warrants”) to purchase shares of Common Stock purchased by a Selling Stockholder (the “Investor Selling Stockholder”) in a private placement transaction that closed on October 24, 2023 (the “Private Placement”); (ii) 1,418,440 shares of Common Stock issuable upon the exercise of outstanding Series A warrants to purchase shares of Common Stock purchased by the Investor Selling Stockholder in the Private Placement (the “Series A Common Warrants”); (iii) 1,418,440 shares of Common Stock issuable upon the exercise of outstanding Series B warrants to purchase shares of Common Stock purchased by the Investor Selling Stockholder in the Private Placement (the “Series B Common Warrants” and together with the Series A Common Warrants, the “Common Warrants”); and (iv) 85,106 shares of Common Stock issuable upon the exercise of outstanding warrants (the “Placement Agent Warrants”) issued to designees of H.C. Wainwright & Co., LLC (“H.C.W.” or the “Placement Agent”) as partial compensation for H.C.W. acting as placement agent in connection with the Private Placement. The shares of Common Stock issuable upon exercise of the Common Warrants are referred to as the “Common Warrant Shares,” the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants are referred to as the “Pre-Funded Warrant Shares” and the shares of Common Stock issuable upon exercise of the Placement Agent Warrants are referred to as the “Placement Agent Warrant Shares.”

We are filing the registration statement on Form S-1, of which this prospectus forms a part, to fulfill our contractual obligations with the Selling Stockholders to provide for the resale by the Selling Stockholders of the shares of Common Stock offered hereby. See “Selling Stockholders” beginning on page 15 of this prospectus for more information about the Selling Stockholders. The registration of the shares of Common Stock to which this prospectus relates does not require the Selling Stockholders to sell any of their shares of our Common Stock.

We are not offering any shares of Common Stock under this prospectus and will not receive any proceeds from the sale or other disposition of the shares of our Common Stock covered hereby. See “Use of Proceeds” beginning on page 9 of this prospectus.

The Selling Stockholders identified in this prospectus, or their pledgees, assignees, donees, transferees or their respective successors-in-interest, from time to time may offer and sell through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices the shares held by them directly or through underwriters, agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus. See “Plan of Distribution” beginning on page 17 of this prospectus for more information about how the Selling Stockholders may sell their respective shares of Common Stock. The Selling Stockholders may be deemed “underwriters” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended.

In connection with the Private Placement, we have agreed, pursuant to a registration rights agreement that we have entered into with the Investor Selling Stockholder, to bear all of the expenses in connection with the registration of the Common Warrant Shares, the Pre-Funded Warrant Shares and the Placement Agent Warrant Shares pursuant to this prospectus. The Selling Stockholders will pay or assume all commissions, discounts, fees of underwriters, agents, selling brokers or dealer managers and similar expenses, if any, attributable to their respective sales of the shares of Common Stock.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “ADIL”. On November 15, 2023, the closing price of our Common Stock on the Nasdaq Capital Market was $2.121 per share.

We are an “emerging growth company” under the federal securities laws and, as such, are subject to reduced public company reporting requirements.

Investing in our securities involves risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in this prospectus and under similar headings in the other documents that are incorporated by reference into this prospectus, as described beginning on page 6 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense. The securities are not being offered in any jurisdiction where the offer is not permitted.

The date of this prospectus is November 16, 2023

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ABOUT THIS PROSPECTUS

You should rely only on the information we have provided or incorporated by reference into this prospectus and any related free writing prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the shares of Common Stock offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security.

This prospectus and the documents incorporated by reference into this prospectus include statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties. Industry publications and third-party research, surveys and studies generally indicate that their information has been obtained from sources believed to be reliable, although they do not guarantee the accuracy or completeness of such information. We believe that the data obtained from these industry publications and third-party research, surveys and studies are reliable. We are ultimately responsible for all disclosure included in this prospectus.

The Selling Stockholders are offering the shares of Common Stock only in jurisdictions where such issuances are permitted. The distribution of this prospectus and the issuance of the shares of Common Stock in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the issuance of the shares and the distribution of this prospectus outside the United States. This prospectus does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, the shares of Common Stock offered by this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission (the “SEC”), under which the Selling Stockholders may offer from time-to-time securities described herein in one or more offerings. If required, each time a Selling Stockholder offers shares, we will provide you with, in addition to this prospectus, a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to that offering. We may also use a prospectus supplement and any related free writing prospectus to add, update or change any of the information contained in this prospectus or in documents we have incorporated by reference. This prospectus, together with any related free writing prospectuses and the documents incorporated by reference into this prospectus, includes all material information relating to this offering. To the extent that any statement that we make in a prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in a prospectus supplement. Please carefully read both this prospectus and any prospectus supplement before buying any of the securities offered.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the sections entitled “Where You Can Find More Information” and “Incorporation of Certain Information By Reference.”

This prospectus provides you with a general description of the shares of Common Stock the Selling Stockholders may offer. To the extent that any statement made in an accompanying prospectus supplement is inconsistent with statements made in this prospectus, the statements made in this prospectus will be deemed modified or superseded by those made in the accompanying prospectus supplement. You should read both this prospectus and any accompanying prospectus supplement together with the additional information described under the section “Where You Can Find More Information” included elsewhere in this prospectus.

Neither we nor any Selling Stockholder has authorized anyone to provide you with information different from that contained in this prospectus, any accompanying prospectus supplement or in any related free-writing prospectus filed by us with the SEC. Neither we nor any Selling Stockholder takes any responsibility for, or provides any assurance as to the reliability of, any information other than the information in this prospectus, any accompanying prospectus supplement or in any related free-writing prospectus filed by us with the SEC. This prospectus and any accompanying prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus or any accompanying prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. You should assume that the information appearing in this prospectus, any prospectus supplement, the documents incorporated by reference and any related free-writing prospectus is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed materially since those dates.

Except as otherwise indicated herein or as the context otherwise requires, references in this prospectus to “Adial,” “the Company,” “we,” “us,” “our” and similar references refer to Adial Pharmaceuticals, Inc., an entity incorporated under the laws of the State of Delaware.

Smaller Reporting Company – Scaled Disclosure

Pursuant to Item 10(f) of Regulation S-K promulgated under the Securities Act of 1933, as amended, as indicated herein, we have elected to comply with the scaled disclosure requirements applicable to “smaller reporting companies,” including providing two years of audited financial statements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains predictive or “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of current or historical fact contained in this prospectus, including statements that express our intentions, plans, objectives, beliefs, expectations, strategies, predictions or any other statements relating to our future activities or other future events or conditions are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “will,” “should,” “would” and similar expressions, as they relate to us, are intended to identify forward-looking statements.

These statements are based on current expectations, estimates and projections made by management about our business, our industry and other conditions affecting our financial condition, results of operations or business prospects. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, the forward-looking statements due to numerous risks and uncertainties. Factors that could cause such outcomes and results to differ include, but are not limited to, risks and uncertainties arising from:

●	our projected financial position and estimated cash burn rate;

●	our estimates regarding expenses, future revenues and capital requirements;

●	our need to raise substantial additional capital to fund our operations;

●	the success, cost and timing of our clinical trials;

●	our dependence on third parties in the conduct of our clinical trials;

●	our ability to obtain the necessary regulatory approvals to market and commercialize our product candidates;

●	the potential that results of preclinical and clinical trials indicate our current product candidates or any future product candidates we may seek to develop are unsafe or ineffective;

●	the results of market research conducted by us or others;

●	our ability to obtain and maintain intellectual property protection for our current product candidates;

●	our ability to protect our intellectual property rights and the potential for us to incur substantial costs from lawsuits to enforce or protect our intellectual property rights;

●	the possibility that a third party may claim we have infringed, misappropriated or otherwise violated their intellectual property rights and that we may incur substantial costs and be required to devote substantial time defending against these claims;

●	our reliance on third-party suppliers and manufacturers;

●	the success of competing therapies and products that are or become available;

●	our ability to expand our organization to accommodate potential growth and our ability to retain and attract key personnel;

●	the potential for us to incur substantial costs resulting from product liability lawsuits against us and the potential for these product liability lawsuits to cause us to limit our commercialization of our product candidates;

●	market acceptance of our product candidates, the size and growth of the potential markets for our current product candidates and any future product candidates we may seek to develop, and our ability to serve those markets; and

●	the successful development of our commercialization capabilities, including sales and marketing capabilities.

Our current product candidate is undergoing clinical development and has not been approved by the Food and Drug Administration (“FDA”) or the European Commission. This product candidate has not been, nor may it ever be, approved by any regulatory agency or competent authorities nor marketed anywhere in the world.

We may not actually achieve the plans, intentions or expectations disclosed in our forward-looking statements, and you should not place undue reliance on our forward-looking statements. Forward-looking statements should be regarded solely as our current plans, estimates and beliefs. We have included important factors in the cautionary statements included in this document and the documents incorporated by reference in this prospectus, particularly in the section entitled “Risk Factors” that we believe could cause actual results or events to differ materially from the forward-looking statements that we make. Moreover, we operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for our management to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements we may make. Given these risks and uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. All forward-looking statements are qualified in their entirety by this cautionary statement. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures or investments we may make. You should read this prospectus and the documents that we have filed as exhibits to this prospectus and incorporated by reference herein completely and with the understanding that our actual future results may be materially different from the plans, intentions and expectations disclosed in the forward-looking statements we make. The forward-looking statements contained in this prospectus and the documents incorporated by reference in this prospectus are made as of the date of this prospectus and the dates of the documents incorporated by reference in this prospectus and we do not assume any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.. Investors should evaluate any statements made by us in light of these important factors.

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PROSPECTUS SUMMARY

This summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our securities. You should carefully consider, among other things, our financial statements and the related notes and the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in, or incorporated by reference into, this prospectus.

In this prospectus, unless the context otherwise requires, the terms “we,” “us,” “our,” “Adial” and the “Company” refer to Adial Pharmaceuticals, Inc.

Overview

We are a clinical-stage biopharmaceutical company focused on the development of therapeutics for the treatment or prevention of addiction and related disorders. Our lead investigational new drug product, AD04, is a genetically targeted therapeutic agent being developed for the treatment of alcohol use disorder (“AUD”). AD04 was recently investigated in a Phase 3 clinical trial, designated the ONWARD trial, for the potential treatment of AUD in subjects with certain target genotypes, which were identified using our companion diagnostic genetic test. Based on our analysis of the subgroup data from the ONWARD trial, we are now focused on commercializing AD04 in the U.S. and Europe.

We continue to explore opportunities to expand our portfolio in the field of addiction and related disorders such as pain reduction, both through internal development and through acquisitions. Our vision is to create the world’s leading addiction focused pharmaceutical company.

In January 2021, we expanded our portfolio in the field of addiction with the acquisition of Purnovate, LLC via a merger into our wholly owned subsidiary, Purnovate, Inc., (“Purnovate”) and in January 2023, we entered into an option agreement with Adovate LLC (“Adovate”), pursuant to which we granted to Adovate an exclusive option for a period of one hundred twenty (120) days from the effective date of the Option Agreement for Adovate or its designated affiliate to acquire all of the assets of Purnovate and to assume related liabilities and expenses. On May 8, 2023, Adovate sent a letter exercising its option effective May 16, 2023 and made payment of the $450,000 in fees due on exercise. On August 17, 2023, a Bill of Sale, Assignment and Assumption Agreement (“Bill of Sale”) was executed between Purnovate and Adovate, transferring the Purnovate assets to Adovate, effective as of June 30, 2023. On August 17, 2023, Purnovate and Adovate also entered into a Letter Agreement which stated that Adovate acquired the assets of Purnovate effective as of June 30, 2023, pursuant to the Bill of Sale. On September 18, 2023, the parties executed a final acquisition agreement which memorialized the terms of the sale of the Purnovate assets to Adovate pursuant to the Option Agreement and Bill of Sale.

We have devoted the vast majority of our resources to development efforts relating to AD04, including preparation for conducting clinical trials, providing general and administrative support for these operations and protecting our intellectual property.

We currently do not have any products approved for sale and we have not generated any significant revenue since our inception. From our inception through the date of this prospectus, we have funded our operations primarily through the private and public placements of debt and equity securities and equity lines.

We have incurred net losses in each year since our inception, including net losses of approximately $1.8 million and $6.8 million for the six months ended June 30, 2023 and 2022, respectively. We had accumulated deficits of approximately $65.4 and $63.7 million as of June 30, 2023 and December 31, 2022, respectively. Substantially all our operating losses resulted from costs incurred in connection with our research and development programs, from general and administrative costs associated with our operations, and from financing costs.

We will not generate revenue from product sales unless and until we successfully complete development and obtain marketing approval for AD04, which we expect will take a number of years and is subject to significant uncertainty. Based our current projections, we do not believe our current cash and cash equivalents will be sufficient to fund our operations for the next twelve months from the date of this prospectus.

Until such time, if ever, as we can generate substantial revenue from product sales, we expect to finance our operating activities through a combination of equity offerings, debt financings, government or other third-party funding, commercialization, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. However, we may be unable to raise additional funds or enter into such other arrangements when needed on favorable terms or at all. Our failure to raise capital or enter into such other arrangements as and when needed would have a negative impact on our financial condition and our ability to develop AD04.

Corporate Information

Adial Pharmaceuticals, L.L.C. was formed as a Virginia limited liability company in November 2010. Adial Pharmaceuticals, L.L.C. converted from a Virginia limited liability company into a Virginia corporation on October 3, 2017, and then reincorporated in Delaware on October 11, 2017 by merging the Virginia corporation with and into Adial Pharmaceuticals, Inc., a Delaware corporation that was incorporated on October 5, 2017 as a wholly owned subsidiary of the Virginia corporation. We refer to this as the corporate conversion/reincorporation. In connection with the corporate conversion/reincorporation, each unit of Adial Pharmaceuticals, L.L.C. was converted into shares of common stock of the Virginia corporation and then into shares of common stock of Adial Pharmaceuticals, Inc., the members of Adial Pharmaceuticals, L.L.C. became stockholders of Adial Pharmaceuticals, Inc. and Adial Pharmaceuticals, Inc. succeeded to the business of Adial Pharmaceuticals, L.L.C.

Our principal executive offices are located at 1180 Seminole Trail, Suite 495, Charlottesville, Virginia 22901, and our telephone number is (434) 422-9800. Our website address is www.adial.com. Information contained on our website is intended for informational purposes only and is not incorporated by reference into this prospectus, and it should not be considered to be part of this prospectus or the registration statement of which this prospectus forms a part. The SEC maintains an internet site that contains reports, proxy and information statements, and other information regarding issuers like us that file documents electronically with the SEC. The address of the SEC website is www.sec.gov.

Recent Developments

October 2023 Private Placement

On October 19, 2023, we entered into a securities purchase agreement (the “Purchase Agreement”) with the Investor Selling Stockholder pursuant to which we sold to the Investor Selling Stockholder in the Private Placement priced at-the-market consistent with the rules of the Nasdaq Stock Market LLC, (i) the Pre-Funded Warrants to purchase up to an aggregate of 1,418,440 shares of Common Stock, (ii) Series A Common Warrants to purchase up to an aggregate of 1,418,440 shares of Common Stock, and (iii) Series B Common Warrants to purchase up to an aggregate of 1,418,440 shares of Common Stock. The combined purchase price of each Pre-Funded Warrant and accompanying Series A Common Warrant and Series B Common Warrant was $2.819.

The Private Placement closed on October 24, 2023. We received aggregate gross proceeds from the Private Placement of approximately $4.0 million, before deducting the placement agent commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the Private Placement for working capital purposes. H.C.W. acted as the placement agent in the Private Placement and as part of its compensation we issued to designees of H.C.W. Placement Agent Warrants to purchase up to 85,106 shares of Common Stock.

See the section of this prospectus entitled “Description of the Private Placement” for a more detailed description of the Private Placement.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). As an “emerging growth company,” we may take advantage of specified reduced disclosure and other requirements that are otherwise applicable generally to public companies. These provisions include, but are not limited to:

●	requiring only two years of audited financial statements in addition to any required unaudited interim financial statements with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Securities Act of 1933, as amended (the “Securities Act”), filings;

●	reduced disclosure about our executive compensation arrangements;

●	no non-binding advisory votes on executive compensation or golden parachute arrangements; and

●	exemption from compliance with the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes Oxley Act of 2002 (“SOX”).

We may take advantage of these exemptions for up to five years or such earlier time that we are no longer an “emerging growth company.” We will continue to remain an “emerging growth company” until the earliest of the following: (i) the last day of the fiscal year following the fifth anniversary of the date of the completion of our initial public offering; (ii) the last day of the fiscal year in which our total annual gross revenue is equal to or more than $1.235 billion; (iii) the date on which we have issued more than $1 billion in nonconvertible debt during the previous three years; or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the SEC.

We are also a “smaller reporting company” as defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and have elected to take advantage of certain of the scaled disclosures available to smaller reporting companies. To the extent that we continue to qualify as a “smaller reporting company” as such term is defined in Rule 12b-2 under the Exchange Act, after we cease to qualify as an emerging growth company, certain of the exemptions available to us as an “emerging growth company” may continue to be available to us as a “smaller reporting company,” including exemption from compliance with the auditor attestation requirements pursuant to SOX and reduced disclosure about our executive compensation arrangements. We will continue to be a “smaller reporting company” until we have $250 million or more in public float (based on our common stock) measured as of the last business day of our most recently completed second fiscal quarter or, in the event we have no public float (based on our common stock) or a public float (based on our common stock) that is less than $700 million and annual revenues of $100 million or more during the most recently completed fiscal year.

We may choose to take advantage of some, but not all, of these exemptions. We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different from the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an emerging growth company may take advantage of an extended transition period for complying with new or revised accounting standards, delaying the adoption of these accounting standards until they would apply to private companies. We have elected to avail ourselves of the extended transition period for complying with new or revised financial accounting standards. As a result of the accounting standards election, we will not be subject to the same implementation timing for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of our financials to those of other public companies more difficult.

Additional Information

For additional information related to our business and operations, please refer to the reports incorporated herein by reference, including our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K as filed with the SEC, as described in the section entitled “Incorporation of Certain Information by Reference” included elsewhere in this prospectus.

THE OFFERING

All share number and exercise price information presented in this prospectus reflects a 1-for-25 reverse stock split of our common stock, which was effected on August 4, 2023.

Shares of Common Stock offered by the Selling Stockholders	4,340,426 shares (consisting of: (i) 1,418,440 shares of our Common Stock issuable upon the exercise of the Pre-Funded Warrants, (ii) 1,418,440 shares of our Common Stock issuable upon the exercise of the Series A Common Warrants, (iii) 1,418,440 shares of Common Stock issuable upon exercise of the Series B Common Warrants; (iv) 85,106 shares of Common Stock issuable upon the exercise of the Placement Agent Warrants).

Common Stock to be outstanding after this offering(1)	5,558,407 shares of Common Stock, assuming the exercise of all of the Pre-Funded Warrants, the Common Warrants and the Placement Agent Warrants
Registration Rights

Under the terms of the Registration Rights Agreement, we agreed to file this registration statement with respect to the registration of the resale by the Investor Selling Stockholder of the Pre-Funded Warrant Shares and the Common Warrant Shares by the 20th calendar day following the date of the Registration Rights Agreement, and to use commercially reasonable efforts to have the registration statement declared effective as promptly as practical, and in any event, no later than the 45th calendar day following the date of the Registration Rights Agreement or, in the event of a full review by the SEC, 75 days. In addition, we agreed that, upon the registration statement being declared effective under the Securities Act, we will use commercially reasonable efforts to maintain the effectiveness of the registration statement until the date that (i) the Investor Selling Stockholder has sold all of the shares of Common Stock issuable under the Registration Rights Agreement or (ii) such shares may be resold by the Investor Selling Stockholder pursuant to Rule 144 of the Securities Act, without the requirement for us to be in compliance with the current public information required under such rule and without volume or manner-of-sale restriction.

Use of Proceeds

The Selling Stockholders will receive all of the proceeds of the sale of shares of Common Stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of Common Stock that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from the any cash exercise of the Pre-Funded Warrants, the Common Warrants and the Placement Agent Warrants. See “Use of Proceeds.” We intend to use the proceeds from the any cash exercise of the Pre-Funded Warrants, the Common Warrants and the Placement Agent Warrants for working capital purposes.

Plan of Distribution	The Selling Stockholders named in this prospectus, or their pledgees, donees, transferees, distributees, beneficiaries or other successors-in-interest, may offer or sell the shares of Common Stock offered hereby from time to time through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Stockholders may also resell the shares of Common Stock to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions.

Risk Factors	See “Risk Factors” beginning on page 6 of this prospectus and in the documents incorporated by reference in this prospectus and the other information included in this prospectus for a discussion of factors you should carefully consider before investing in our securities.

Nasdaq Capital Market trading symbol	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “ADIL.”

(1)	The number of shares of Common Stock to be outstanding after this offering is based on 1,217,981 shares of our Common Stock outstanding as of November 3, 2023, and excludes:

●	329,022 shares of Common Stock issuable as of the date hereof upon the exercise of Common Stock warrants outstanding at a weighted average exercise price of $74.44 per share;

●	204,059 shares of Common Stock issuable upon the exercise of stock options outstanding at a weighted-average exercise price of $52.49 per share; and

●	162,994 shares of Common Stock available for future issuance under the 2017 Equity Incentive Plan.

RISK FACTORS

Our business, results of operations and financial condition and the industry in which we operate are subject to various risks. Accordingly, investing in our securities involves a high degree of risk. This prospectus does not describe all of those risks. You should consider the risk factors described in this prospectus below, as well as those described under the caption “Risk Factors” in the documents incorporated by reference herein, including our most recent Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, together with the other information contained or incorporated by reference in this prospectus.

We have described below and, in the documents incorporated by reference herein, the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. New risks may emerge from time to time, and it is not possible for us to predict all potential risks or to assess the likely impact of all risks. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus and any amendment to this prospectus or any prospectus supplement. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including the risks described below. See the section titled “Cautionary Note Regarding Forward-Looking Statements.”

Risks Related to Our Financial Position and Need for Capital

We must raise additional capital to fund our operations in order to continue as a going concern.

Although we raised net proceeds of approximately $3.5 million in the Private Placement and we believe that, with together with a $350 thousand in expected expense reimbursements due, we will have sufficient cash and cash equivalents to fund our ongoing operations for a period of a least 12 months subsequent to the date of this prospectus, we will need to raise additional capital through the sale of additional equity or debt securities or other debt instruments, strategic relationships or grants, or other arrangements to support our future operations. Our current business plan includes expansion for our commercialization efforts, which will require additional funding. If we are unable to improve our liquidity position, we may not be able to continue as a going concern. Our ability to continue as a going concern is dependent upon our ability to generate revenue and raise capital from financing transactions. Our future is dependent upon its ability to obtain financing and upon future profitable operations from the development of its new business opportunities. There can be no assurance that we will be successful in accomplishing these objectives. Without such additional capital, we may be required to curtail or cease operations and be required to realize our assets and discharge our liabilities other than in the normal course of business which could cause investors to suffer the loss of all or a substantial portion of their investment. Marcum LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2022, has included an explanatory paragraph in its opinion that accompanies our audited consolidated financial statements as of and for the year ended December 31, 2022, indicating that our current liquidity position raises substantial doubt about our ability to continue as a going concern.

We have incurred losses from our continuing operations every year and quarter since our inception and anticipate that we will continue to incur losses from our continuing operations in the future. We anticipate that we will need to raise additional funds even if we sell the maximum number of securities offered in this offering.

We are a clinical stage biotechnology pharmaceutical company that is focused on the discovery and development of medications for the treatment of addictions and related disorders of AUD in patients with certain targeted genotypes. We have a limited operating history. Investment in biopharmaceutical product development is highly speculative because it entails substantial upfront capital expenditures and significant risk that any potential product candidate will fail to demonstrate adequate effect or an acceptable safety profile, gain regulatory approval and become commercially viable. We have no products approved for commercial sale and have not generated any revenue from product sales to date, and we continue to incur significant research and development and other expenses related to our ongoing operations. To date, we have not generated positive cash flow from operations, revenues, or profitable operations, nor do we expect to in the foreseeable future. As of June 30, 2023, we had an accumulated deficit of approximately $65.5 million and as of December 31, 2022, we had an accumulated deficit of approximately $63.7 million. Even though we raised net proceeds of approximately $3.5 million in the Private Placement and these proceeds, together with receipt of an additional $350 thousand in expense reimbursements due, are expected to fund our ongoing operations for at least 12 months from the date of this prospectus, we will need to raise additional funds as our current cash and cash equivalents to fund operation beyond that point or to fund any additional projects or expenses. We believe that additional equity financings are the most likely source of capital going forward. There can be no assurance that we will be able to complete any such financing transaction on acceptable terms or otherwise.

Even if we succeed in commercializing our product candidate or any future product candidates, we expect that the commercialization of our product will not begin until 2026 or later, we will continue to incur substantial research and development and other expenditures to develop and market additional product candidates and will continue to incur substantial losses and negative operating cash flow. We may encounter unforeseen expenses, difficulties, complications, delays and other unknown factors that may adversely affect our business. The size of our future net losses will depend, in part, on the rate of future growth of our expenses and our ability to generate revenue. Our prior losses and expected future losses have had and will continue to have an adverse effect on our shareholders’ equity and working capital.

Even if we can raise additional funding, we may be required to do so on terms that are dilutive to you.

The capital markets have been unpredictable in the past for unprofitable companies such as ours. In addition, it is generally difficult for development stage companies to raise capital under current market conditions. The amount of capital that a company such as ours is able to raise often depends on variables that are beyond our control. As a result, we may not be able to secure financing on terms attractive to us, or at all. If we can consummate a financing arrangement, the amount raised may not be sufficient to meet our future needs. If adequate funds are not available on acceptable terms, or at all, our business, including our results of operations, financial condition and our continued viability will be materially adversely affected.

Risks Related to the Private Placement and Ownership of the Warrants

Our management will have broad discretion over the use of the net proceeds from the Private Placement and may apply it to uses that do not improve our operating results or the value of our securities.

Our management will have broad discretion over the use of proceeds from the Private Placement. We intend to use the net proceeds from the Private Placement for working capital and other general corporate purposes. Our management will have considerable discretion in the application of the net proceeds, and shareholders will not have the opportunity, as part of their investment decision, to assess whether the proceeds are being used appropriately. The net proceeds, if any, may be used for corporate purposes that do not improve our operating results or enhance the value of our Common Stock. The failure of our management to use these funds effectively could have a material adverse effect on our business, cause the market price of our Common Stock to decline and impair the commercialization of our products and/or delay the development of our product candidates. Pending their use, we may invest the net proceeds from this offering in short-term, investment-grade, interest-bearing instruments and U.S. government securities. These investments may not yield a favorable return to our stockholders.

There is no public market for the Pre-Funded Warrants, Common Warrants or Placement Agent Warrants.

There is no established public trading market for the Pre-Funded Warrants, Common Warrants or Placement Agent Warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Pre-Funded Warrants, Common Warrants or Placement Agent Warrants on the Nasdaq Capital Market or any national securities exchange or other nationally recognized trading system. Without an active market, the liquidity of the Pre-Funded Warrants, Common Warrants and Placement Agent Warrants will be limited.

We may not receive any additional funds upon the exercise of the Pre-Funded Warrants, Common Warrants or Placement Agent Warrants.

Each Pre-Funded Warrant, Common Warrant and Placement Agent Warrant may be exercised by way of a cashless exercise, meaning that the holder may not pay a cash purchase price upon exercise under certain circumstances, but instead would receive upon such exercise the net number of shares of our Common Stock determined according to the formula set forth in the Pre-Funded Warrants, Common Warrants or Placement Agent Warrants. Accordingly, we may not receive any additional funds upon the exercise of the Pre-Funded Warrants, Common Warrants or Placement Agent Warrants.

The Pre-Funded Warrants, Common Warrants and Placement Agent Warrants are speculative in nature.

The Pre-Funded Warrants, Common Warrants and Placement Agent Warrants do not confer any rights of Common Stock ownership on their holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price for a limited period of time. Specifically, commencing on the earlier of (i) if permissible by the applicable rules and regulations of the Nasdaq Stock Market LLC (“Nasdaq”), payment by the holder of $0.125 per Common Warrant Share and (ii) the date of which approval (as may be required by the applicable rules and regulations of Nasdaq (or any successor entity) from our stockholders with respect to issuance of all of the Common Warrants and the Common Warrant Shares upon the exercise thereof is obtained, holders of the Common Warrants may exercise their right to acquire shares of our Common Stock and pay an exercise price of $2.82 per share, subject to certain adjustments, prior to five and one-half years from the issuance date for the Series A Common Warrant and 18 months from the issuance date for the Series B Common Warrant, after which date any unexercised Common Warrants will expire and have no further value. Holders of Placement Agent Warrants may exercise their right to acquire our Common Stock and pay an exercise price of $3.525 per share, subject to certain adjustments, prior to five and one-half years from the date on which such Placement Agent Warrants were issued, after which date any unexercised Placement Agent Warrants will expire and have no further value. Holders of Pre-Funded Warrants have identical rights, except that the Pre-Funded Warrants have an exercise price of $0.001 and do not expire until exercised in full. The market value of the Pre-Funded Warrants, Common Warrants and Placement Agent Warrants, if any, is uncertain and there can be no assurance that the market value of the Pre-Funded Warrants, Common Warrants and Placement Agent Warrants will equal or exceed their imputed offering price. The Pre-Funded Warrants, Common Warrants and Placement Agent Warrants will not be listed or quoted for trading on any market or exchange. There can be no assurance that the market price of the Common Stock will ever equal or exceed the exercise price of the Common Warrants or Placement Agent Warrants and consequently, whether it will ever be profitable for holders of the Common Warrants or Placement Agent Warrants to exercise the warrants.

Holders of the Common Warrants, Pre-Funded Warrants and Placement Agent Warrants will have no rights as common stockholders with respect to the shares our Common Stock underlying the warrants until such holders exercise their warrants and acquire our Common Stock, except as otherwise provided in the Common Warrants, and Pre-Funded Warrants and Placement Agent Warrants.

Until holders of the Common Warrants, Pre-Funded Warrants and/or and Placement Agent Warrants acquire shares of our Common Stock upon exercise thereof, such holders will have no rights with respect to the shares of our Common Stock underlying such warrants, except to the extent that holders of such Common Warrants, Pre-Funded Warrants and Placement Agent Warrants will have certain rights to participate in distributions or dividends paid on our Common Stock as set forth in such warrants. Upon exercise of the Common Warrants, Pre-Funded Warrants and Placement Agent Warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

We do not intend to pay dividends on our Common Stock, so any returns will be limited to increases, if any, in our Common Stock’s value. Your ability to achieve a return on your investment will depend on appreciation, if any, in the price of our Common Stock.

We currently anticipate that we will retain future earnings for the development, operation and expansion of our business and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on, among other factors, our financial condition, operating results, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Any return to stockholders will therefore be limited to the appreciation in the value of their stock, if any.

USE OF PROCEEDS

The Selling Stockholders will receive all of the proceeds of the sale of shares of Common Stock offered from time to time pursuant to this prospectus. Accordingly, we will not receive any proceeds from the sale of shares of Common Stock that may be sold from time to time pursuant to this prospectus; however, we will receive proceeds from the cash exercise of the Pre-Funded Warrants, Common Warrants and Placement Agent Warrants.

We will bear the out-of-pocket costs, expenses and fees incurred in connection with the registration of shares of our Common Stock to be sold by the Selling Stockholders pursuant to this prospectus. Other than registration expenses, the Selling Stockholders will bear any underwriting discounts, commissions, placement agent fees or other similar expenses payable with respect to sales of shares of our Common Stock.

DIVIDEND POLICY

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends on our Common Stock in the foreseeable future. Investors should not purchase our Common Stock with the expectation of receiving cash dividends.

Any future determination to declare dividends will be made at the discretion of our board of directors and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our board of directors may deem relevant.

DETERMINATION OF THE OFFERING PRICE

The prices at which the shares of Common Stock covered by this prospectus may actually be sold will be determined by the prevailing public market price for shares of our Common Stock or by negotiations between the Selling Stockholders and buyers of our Common Stock in private transactions or as otherwise described in “Plan of Distribution.”

DESCRIPTION OF CAPITAL STOCK

The following description of the material terms of our capital stock and the provisions of our certificate of incorporation (“Certificate of Incorporation”) and our amended and restated bylaws (“Bylaws”) are summaries and are qualified by reference to copies of the Certificate of Incorporation and Bylaws, which are filed with the SEC as exhibits to our registration statement of which this prospectus forms a part.

Authorized Capital Stock

Our authorized capital stock consists of 50,000,000 shares of Common Stock, with a par value of $0.001 per share, and 5,000,000 shares of preferred stock, with a par value of $0.001 per share.

As of November 3, 2023, there were 1,217,981 shares of our Common Stock outstanding held by 101 record stockholders and no shares of preferred stock were issued and outstanding.

Common Stock

Authorized Shares of Common Stock. We currently have authorized 50,000,000 shares of Common Stock.

Voting Rights. The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders, except on matters relating solely to terms of preferred stock.

Dividend Rights. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor.

Liquidation Rights. In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock, if any, then outstanding.

Other Rights and Preferences. The holders of our Common Stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our Common Stock.

Listing. Our Common Stock is listed for trading on the Nasdaq Capital Market under the symbol “ADIL.”

Transfer Agent and Registrar. The transfer agent and registrar for our Common Stock is VStock Transfer, LLC.

Anti-Takeover Effects of Delaware Law

The provisions of Delaware law, our Certificate of Incorporation and our Bylaws described below may have the effect of delaying, deferring or discouraging another party from acquiring control of us.

Section 203 of the Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

●	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

●	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least sixty-six and two-thirds percent (66 2/3%) of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines business combination to include the following:

●	any merger or consolidation involving the corporation and the interested stockholder;

●	any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

●	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

●	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

●	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws provide that:

●	our board of directors is divided into three classes, one class of which is elected each year by our stockholders with the directors in each class to serve for a three-year term;

●	the authorized number of directors can be changed only by resolution of our board of directors;

●	directors may be removed only by the affirmative vote of the holders of at least 60% of our voting stock, whether for cause or without cause;

●	our Bylaws may be amended or repealed by our board of directors or by the affirmative vote of sixty-six and two-thirds percent (66 2/3%) of our stockholders;

●	stockholders may not call special meetings of the stockholders or fill vacancies on the board of directors;

●	our board of directors will be authorized to issue, without stockholder approval, preferred stock, the rights of which will be determined at the discretion of the board of directors and that, if issued, could operate as a “poison pill” to dilute the stock ownership of a potential hostile acquirer to prevent an acquisition that our board of directors does not approve;

●	our stockholders do not have cumulative voting rights, and therefore our stockholders holding a majority of the shares of Common Stock outstanding will be able to elect all of our directors; and

●	our stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Limitations of Director Liability and Indemnification of Directors, Officers and Employees

Our Certificate of Incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for any:

●	breach of their duty of loyalty to us or our stockholders;

●	act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

●	transaction from which the directors derived an improper personal benefit.

These limitations of liability do not apply to liabilities arising under the federal or state securities laws and do not affect the availability of equitable remedies such as injunctive relief or rescission.

Our Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by law and may indemnify employees and other agents. Our Bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding.

We have obtained a policy of directors’ and officers’ liability insurance.

We have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for any and all expenses (including reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees) judgments, fines and amounts paid in settlement actually and reasonably incurred by such directors or officers or on his or her behalf in connection with any action or proceeding arising out of their services as one of our directors or officers, or any of our subsidiaries or any other company or enterprise to which the person provides services at our request provided that such person follows the procedures for determining entitlement to indemnification and advancement of expenses set forth in the indemnification agreement. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in our Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might provide a benefit to us and our stockholders. Our results of operations and financial condition may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Common Warrants, Pre-Funded Warrants and Placement Agent Warrants Issued in the Private Placement

See “Description of the Private Placement” for a description of the Common Warrants, the Pre-Funded Warrants and the Placement Agent Warrants issued in connection with the Private Placement.

DESCRIPTION OF THE PRIVATE PLACEMENT

On October 19, 2023, we entered into the Purchase Agreement with the Investor Selling Stockholder pursuant to which we agreed to issue and sell to the Investor Selling Stockholder in the Private Placement priced at-the-market consistent with the rules of Nasdaq, securities consisting of: (i) Pre-Funded Warrants to purchase up to an aggregate of 1,418,440 shares of our Common Stock, (ii) Series A Common Warrants to purchase up to 1,418,440 shares of Common Stock, and (iii) Series B Common Warrants to purchase up to 1,418,440 shares of Common Stock. The combined purchase price of each Pre-Funded Warrant and accompanying Common Warrants was $2.819.

The Private Placement closed on October 24, 2023. We received aggregate gross proceeds from the Private Placement of approximately $4.0 million, before deducting the Placement Agent commissions and estimated offering expenses payable by us. We intend to use the net proceeds from the Private Placement for working capital purposes.

Each Pre-Funded Warrant has an exercise price equal to $0.001 per share. The Pre-Funded Warrants are exercisable at any time after their original issuance and will not expire until exercised in full. Each Common Warrant has an exercise price equal to $2.82 per share. The Series A Common Warrants and Series B Common Warrants are exercisable at any time after the earlier of (i) if permissible by the applicable rules and regulations of Nasdaq, payment by the holder of $0.125 per Common Warrant Share and (ii) the date of which approval as may be required by the applicable rules and regulations of the Nasdaq (or any successor entity) from our stockholders with respect to issuance of all of the Common Warrants and the Common Warrant Shares upon the exercise thereof. The Series A Common Warrants will expire on the five and one-half (5.5) year anniversary of their issuance and the Series B Common Warrants will expire on the 18 month anniversary of their issuance. The exercise price and number of shares of Common Stock issuable upon exercise of the Common Warrant and Pre-Funded Warrant are subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events.

The Pre-Funded Warrants and the Common Warrants issued in the Private Placement provide that a holder of Pre-Funded Warrants or Common Warrants, as applicable, will not have the right to exercise any portion of its Pre-Funded Warrants or Warrants if such holder, together with its affiliates, and any other party whose holdings would be aggregated with those of the holder for purposes of Section 13(d) or Section 16 of the Exchange Act would beneficially own in excess of 9.99% for the Pre-Funded Warrants and 4.99% for the Common Warrants of the number of shares of Common Stock outstanding immediately after giving effect to such exercise (the “Beneficial Ownership Limitation”); provided, however, that the holder may increase or decrease the Beneficial Ownership Limitation by giving notice to the Company, with any such increase not taking effect until the sixty-first day after such notice is delivered to the Company but not to any percentage in excess of 9.99%. The Common Warrants may be exercised on a cashless basis if a registration statement registering Common Warrant Shares is not effective. The Pre-Funded Warrants may be exercised on a cashless basis.

Subject to applicable laws, a Common Warrant and Pre-Funded Warrant may be transferred at the option of the holder upon surrender of the applicable warrant to us together with the appropriate instruments of transfer.

There is no trading market available for the Common Warrants or the Pre-Funded Warrants on any securities exchange or nationally recognized trading system. We do not intend to list the Common Warrants or the Pre-Funded Warrants on any securities exchange or nationally recognized trading system.

In the event of a fundamental transaction, as described in the Common Warrants and Pre-Funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Common Warrants and Pre-Funded Warrants will be entitled to receive upon exercise of the Common Warrants and Pre-Funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Common Warrants and Pre-Funded Warrants immediately prior to such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder will have the right to require us to repurchase its Common Warrants at the Black Scholes Value; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Common Warrant, that is being offered and paid to the holders of Common Stock in connection with the fundamental transaction.

Pursuant to the terms of the Purchase Agreement, the Company is prohibited from entering into any agreement to issue or announcing the issuance or proposed issuance of any shares of Common Stock or securities convertible or exercisable into Common Stock for a period commencing on October 19, 2023 and expiring 60 days from the Effective Date (as defined in the Purchase Agreement). Furthermore, the Company is also prohibited from entering into any agreement to issue Common Stock or Common Stock Equivalents (as defined in the Purchase Agreement) involving a Variable Rate Transaction (as defined in the Purchase Agreement), subject to certain exceptions, for a period commencing on October 19, 2023 and expiring one year from such Effective Date. The Effective Date is defined in the Purchase Agreement as the earliest of the date that (a) the initial registration statement contemplated by the Registration Rights Agreement (described below) has been declared effective by the SEC, (b) all of the Common Warrant Shares and Pre-Funded Warrant Shares have been sold pursuant to Rule 144 or may be sold pursuant to Rule 144 without the requirement for the Company to be in compliance with the current public information required under Rule 144 and without volume or manner-of-sale restrictions, (c) following the one year anniversary of the closing of the Private Placement provided that the holder of the Common Warrant Shares and the Pre-Funded Warrant Shares is not an affiliate of the Company, or (d) all of the Common Warrant Shares and Pre-Funded Warrant Shares may be sold pursuant to an exemption from registration under Section 4(a)(1) of the Securities Act without volume or manner-of-sale restrictions and the holders of such shares shall have received an opinion from our legal counsel reasonably acceptable to them.

The Purchase Agreement contains customary representations, warranties and agreements by the Company, customary conditions to closing, indemnification obligations of the Company, including for liabilities arising under the Securities Act, other obligations of the parties and termination provisions. The representations, warranties and covenants contained in the Purchase Agreement were made only for the purposes of such agreements and as of the specific dates, were solely for the benefit of the parties to such agreement and may be subject to limitations agreed upon by the contracting parties.

H.C.W. served as our exclusive Placement Agent in connection with the Private Placement, pursuant to that certain engagement letter, dated as of September 27, 2023, as amended October 19, 2023 between us and H.C.W. (the “Engagement Letter”). Pursuant to the Engagement Letter, we paid H.C.W. (i) a total cash fee equal to 7.0% of the aggregate gross proceeds of the Private Placement, (ii) a management fee of 1.0% of the aggregate gross proceeds of the Private Placement, (iii) a non-accountable expense allowance of $25,000, and (iv) $50,000 for legal fees and other out-of-pocket expenses. In addition, we issued to H.C.W. or its designees the Placement Agent Warrants to purchase up to an aggregate of 85,106 shares of our Common Stock at an exercise price equal to $3.525 per share. The Placement Agent Warrants are exercisable immediately upon issuance and have a term of exercise equal to five and one-half years from the date of issuance.

On October 19, 2023, the Company and H.C.W. also entered into an amendment to the Engagement Letter which provides that upon any exercise for cash of the Series B Common Warrants, the Company shall pay Wainwright (i) a cash fee of 7.0% of the aggregate gross exercise price paid in cash and (ii) a management fee of 1.0% of the aggregate gross exercise price paid in cash, and further issue to H.C.W (or its designees) warrants to purchase shares of Common Stock equal to 6.0% of the aggregate number of shares of Common Stock underlying the Series B Common Warrants that have been exercised having the same terms as the Placement Agent Warrants issued in connection with the Private Placement.

Registration Rights Agreement

In connection with the Private Placement, we entered into the Registration Rights Agreement with the Investor Selling Stockholder, dated October 19, 2023, pursuant to which we agreed to register for resale the Common Warrant Shares and the Pre-Funded Warrant Shares held by the Investor Selling Stockholder (the “Registrable Securities”). Under the Registration Rights Agreement, we agreed to file a registration statement covering the resale of the Registrable Securities within 20 days following the date of the Registration Rights Agreement (the “Filing Deadline”). We agreed to use commercially reasonable efforts to cause such registration statement to become effective (the “Effectiveness Deadline”) as soon as practicable (but no later than the 45th calendar day following the date of the Registration Rights Agreement or, in the event of a “full review” by the SEC, the 75th calendar day following the date of the Registration Rights Agreement) and to keep such registration statement effective until the date the Common Warrant Shares and the Pre-Funded Warrant Shares covered by such registration statement have been sold or may be resold pursuant to Rule 144 without restriction. We agreed to be responsible for all fees and expenses incurred in connection with the registration of the Registrable Securities.

In the event (i) the registration statement has not been filed by the Filing Deadline, including filing the registration statement without affording the Investor the opportunity to review and common thereon or the Company subsequently withdraws the filing of the registration statement (ii) the Company fails to file with the SEC a request for acceleration of a registration statement within five (5) trading days of the date that the Company is notified by the SEC that such Registration Statement will not be “reviewed” or will not be subject to further review, (iii) prior to the effective date of a registration statement, the Company fails to file a pre-effective amendment and otherwise respond in writing to comments made by the SEC in respect of such registration statement within twenty (20) calendar days after the receipt of comments by or notice from the SEC that such amendment is required in order for such registration statement to be declared effective; (iv) the registration statement has not been declared effective prior to Effectiveness Deadline, or (v) after the registration statement has been declared effective by the SEC, sales cannot be made pursuant to the registration statement for any reason including by reason of a stop order or our failure to update such registration statement, subject to certain limited exceptions, then the Company has agreed to make pro rata payments to the Investor as liquidated damages in an amount equal to 1% of the aggregate amount invested by the Investor in the Registrable Securities per 30-day period or pro rata for any portion thereof for each such month during which such event continues, subject to an aggregate maximum cap of 6%.

We have granted the Investor Selling Stockholder customary indemnification rights in connection with the registration statement. The Investor Selling Stockholder also granted to us customary indemnification rights in connection with the registration statement.

The foregoing descriptions of the Purchase Agreement, the Pre-Funded Warrants, the Common Warrants, the Placement Agent Warrants and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to such agreements, copies of which are filed as exhibits to the registration statement of which this prospectus forms a part, and are incorporated by reference herein.

SELLING STOCKHOLDERS

The Common Stock being offered by the Selling Stockholders are those issuable to the Selling Stockholders upon exercise of the Common Warrants, the Pre-Funded Warrants the Placement Agent Warrants. For additional information regarding the issuances of the Common Warrants, the Pre-Funded Warrants and the Placement Agent Warrants, see “Description of the Private Placement” above. We are registering the shares of Common Stock in order to permit the Selling Stockholders to offer the shares of Common Stock for resale from time to time. Except for the ownership of the Common Warrants, the Pre-Funded Warrants and the Placement Agent Warrants, the Selling Stockholders have not had any material relationship with us within the past three years, except that: (i) on February 10, 2022, we entered into a securities purchase agreement with the Investor Selling Stockholder, pursuant to which we issued, in a registered direct offering, 92,890 shares of Common Stock, pre-funded warrants to purchase up to 74,600 shares of Common Stock, and five and one-half year warrants to purchase up to 159,116 shares of Common Stock for the aggregate purchase price of approximately $10 million and, in connection with such registered direct offering, we filed a registration statement on Form S-3, File No. 333-263037, to register the resale of the 159,116 shares of Common Stock underlying the five and one-half year warrants; and (ii) each of Michael Vasinkevich, Noam Rubinstein, Craig Schwabe and Charles Worthman are associated persons of H.C.W., which served as our placement agent in connection with the Private Placement for which H.C.W. received compensation as described in the section of this prospectus entitled “Description of the Private Placement.”

The table below lists the Selling Stockholders and other information regarding the beneficial ownership of the shares of Common Stock by each of the Selling Stockholders. The second column lists the number of shares of Common Stock beneficially owned by the Selling Stockholders, based on its ownership of the shares of Common Stock, the Common Warrants, the Pre-Funded Warrants and the Placement Agent Warrants, as of November 3, 2023, assuming exercise of the Common Warrants, the Pre-Funded Warrants and the Placement Agent Warrants held by the Selling Stockholders on that date, without regard to any limitations on exercises.

The third column lists the maximum number of shares of Common Stock being offered by this prospectus by the Selling Stockholders.

In accordance with the terms of the Registration Rights Agreement with the Investor Selling Stockholder and an agreement with H.C.W., this prospectus generally covers the resale of the maximum number of shares of Common Stock issuable upon exercise of the Common Warrants, the Pre-Funded Warrants and the Placement Agent Warrants, determined as if the outstanding Common Warrants, Pre-Funded Warrants and Placement Agent Warrants were exercised in full as of the trading day immediately preceding the date this registration statement was initially filed with the SEC, each as of the trading day immediately preceding the applicable date of determination and all subject to adjustment as provided in the registration right agreement, without regard to any limitations on the exercise of the Common Warrants, the Pre-Funded Warrants and the Placement Agent Warrants. The fourth and fifth columns assume the sale of all of the shares offered by the Selling Stockholders pursuant to this prospectus.

Under the terms of the Common Warrants, the Pre-Funded Warrants and the Placement Agent Warrants, the Selling Stockholders may not exercise the Common Warrants, the Pre-Funded Warrants or the Placement Agent Warrants to the extent such exercise would cause such Selling Stockholder, together with its affiliates and attribution parties, to beneficially own a number of shares of Common Stock that would exceed 4.99% or 9.99%, as applicable, of our then outstanding Common Stock following such exercise, excluding for purposes of such determination shares of Common Stock issuable upon exercise of such warrants which have not been exercised. The number of shares in the second and fourth columns do not reflect this limitation. The Selling Stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned Prior to Offering(1)	Maximum Number of Shares of Common Stock to be Sold in this Offering	Number of Shares of Common Stock Beneficially Owned After Offering	Percentage of Shares Beneficially Owned after Offering(1)
Armistice Capital, LLC (1)(2)	4,414,436	4,255,320	159,116	2.8%
Michael Vasinkevich (3)	54,574	54,574	—	—
Noam Rubinstein (3)	26,808	26,808	—	—
Craig Schwabe (3)	2,872	2,872	—	—
Charles Worthman (3)	852	852	—	—

(1)	Consists of (i) 1,418,440 shares issuable upon exercise of the Pre-Funded Warrants; (ii) 1,418,440 shares issuable upon the exercise of the Series A Common Warrants; and (iii) 1,418,440 shares issuable upon the exercise of the Series B Common Warrants. The Pre-Funded Warrants are subject to a beneficial ownership limitation of either 9.99% and the Common Warrants are subject to a beneficial ownership limitation of 4.99%, which in each case restricts the Investor Selling Stockholder from exercising that portion of the warrants that would result in the Investor Selling Stockholder and its affiliates owning, after exercise, a number of shares of common stock in excess of the beneficial ownership limitation. The number of shares set forth in the above table does not reflect the application of this limitation.
(2)	The securities are directly held by Armistice Capital Master Fund Ltd., a Cayman Islands exempted company (the “Master Fund”), and may be deemed to be beneficially owned by: (i) Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund; and (ii) Steven Boyd, as the Managing Member of Armistice Capital. The warrants are subject to a beneficial ownership limitation of 4.99%, which such limitation restricts the Selling Stockholder from exercising that portion of the warrants that would result in the Selling Stockholder and its affiliates owning, after exercise, a number of shares of Common Stock in excess of the beneficial ownership limitation. The address of Armistice Capital Master Fund Ltd. Is c/o Armistice Capital, LLC, 510 Madison Avenue, 7th Floor, New York, NY 10022.
(3)	Each of these Selling Stockholders is affiliated with H.C. Wainwright & Co., LLC. H.C. Wainwright & Co., LLC is a registered broker dealer and has a registered address of c/o H.C. Wainwright & Co., LLC 430 Park Ave, 3rd Floor, New York, NY 10022. H.C. Wainwright & Co., LLC has sole voting and dispositive power over the securities held. The number of shares beneficially owned prior to this offering consist of shares of common stock issuable upon exercise of Placement Agent Warrants, which were received as compensation for the Private Placement. H.C. Wainwright & Co., LLC acquired the placement agent warrants in the ordinary course of business and, at the time the placement agent warrants were acquired, H.C. Wainwright & Co., LLC had no agreement or understanding, directly or indirectly, with any person to distribute such securities.

PLAN OF DISTRIBUTION

Each Selling Stockholder of the securities and any of its pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the Nasdaq Capital Market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Stockholders may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each Selling Stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the Selling Stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the Selling Stockholders or any other person. We will make copies of this prospectus available to the Selling Stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

LEGAL MATTERS

The validity of the shares of our Common Stock being offered by this prospectus have been passed upon for us by Blank Rome LLP, New York, New York.

EXPERTS

The financial statements of Adial Pharmaceuticals, Inc. as of December 31, 2022 and 2021 and for each of the two years in the period ended December 31, 2022, incorporated by reference in this registration statement have been audited by Marcum LLP, an independent registered public accounting firm, as stated in their report (the report on the financial statements contains an explanatory paragraph regarding our ability to continue as a going concern). Such financial statements are incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file reports and proxy statements with the SEC. These filings include our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and proxy statements on Schedule 14A, as well as any amendments to those reports and proxy statements, which are available free of charge through our website as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Our Internet website address is www.adial.com. Our website and the information contained on, or that can be accessed through, the website will not be deemed to be incorporated by reference in, and are not considered part of, this prospectus. You should not rely on any such information in making your decision whether to purchase our securities. The SEC also maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding us and other issuers that file electronically with the SEC.

We have filed with the SEC a registration statement on Form S-1 under the Securities Act relating to the securities being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. For further information about us and the securities offered, see the registration statement and the exhibits and schedules thereto. Statements contained in this prospectus regarding the contents of any contract or any other document to which reference is made are not necessarily complete, and, in each instance where a copy of a contract or other document has been filed as an exhibit to the registration statement, reference is made to the copy so filed, each of those statements being qualified in all respects by the reference.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus.

We incorporate by reference into this prospectus and the registration statement of which this prospectus is a part the information or documents listed below that we have filed with the SEC (Commission File No. 001-38323):

●	Our Annual Report on Form 10-K for the fiscal December 31, 2022 (the “Annual Report”) with the SEC on March 30, 2023 as updated on Current Report on Form 8-K filed with the SEC on September 27, 2023 solely to recast certain financial information and related disclosures included in the Company’s Annual Report;

●

Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 12, 2023, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2023 filed with the SEC on August 21, 2023, as amended by our Quarterly Report on Form 10-Q/A filed with the SEC on October 30, 2023;

●

Our Current Reports on Form 8-K filed with the SEC on February 1, 2023, February 21, 2023, February 24, 2023, February 27, 2023, March 2, 2023, March 7, 2023, March 21, 2023 April 13, 2023, May 10, 2023, May 24, 2023, June 2, 2023; July 10, 2023, August 4, 2023, August 18, 2023, August 23, 2023, September 21, 2023, October 24, 2023 and November 6, 2023;

●	Our Current Report on Form 8-K/A filed with the SEC on October 30, 2023;

●	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on October 2, 2023; and

●	The description of our Common Stock set forth in (i) our registration statements on Form 8-A12B, filed with the SEC on December 11, 2017 and Form 8-A12B/A filed with the SEC on July 23, 2018 (File No. 001-38323) and (ii) Exhibit 4.17—Description of Securities to our Annual Report on Form 10-K for the fiscal year ended December 31, 2022.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made (i) on or after the date of the initial filing of the registration statement of which this prospectus forms a part and prior to effectiveness of such registration statement, and (ii) on or after the date of this prospectus but prior to the termination of the offering (i.e., until the earlier of the date on which all of the securities registered hereunder have been sold or the registration statement of which this prospectus forms a part has been withdrawn). Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits that are specifically incorporated by reference into such documents. You should direct any requests for documents to:

Adial Pharmaceuticals, Inc.

1180 Seminole Trail, Suite 495

Charlottesville, VA 22901

Telephone (434) 422-9800

Attention: Corporate Secretary

You may also access these documents, free of charge, on the SEC’s website at www.sec.gov or on our website at https://ir.adial.com/sec-filings. The information contained in, or that can be accessed through, our website is not incorporated by reference in, and is not part of, this prospectus or any accompanying prospectus supplement.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement. We have not authorized anyone to provide you with information different from that contained in this prospectus or incorporated by reference into this prospectus. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation.

4,340,426 Shares of Common Stock

PROSPECTUS

The date of this prospectus is November 16, 2023